UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 1, 2009, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Best Buy Co., Inc. (the “registrant”), approved special long-term incentive awards (“Awards”) for Robert A. Willett, Chief Executive Officer — Best Buy International and Chief Information Officer, a “named executive officer” pursuant to Item 402 of Regulation S-K for purposes of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009. The Awards were approved for a variety of reasons, including to (i) recognize superior performance in leading the registrant’s international operations and transformation efforts with respect to information technology systems and capabilities, (ii) retain exceptional executive talent, (iii) provide additional incentive for the achievement of the registrant’s fiscal 2010 business priorities and (iv) provide additional incentive towards attracting, developing and retaining the registrant’s international management team.

The Awards were granted in addition to annual long-term incentive awards typically granted by the registrant. The following is a summary of the expected terms of the Awards to be included in the award agreements and does not purport to be complete. The Awards are expected to be made in the form of restricted stock pursuant to the registrant’s 2004 Omnibus Stock and Incentive Plan, as amended.  The Committee approved two awards with principal terms as follows:

•                  a time-based restricted stock award of 25,000 shares with a grant date of May 1, 2009, which is scheduled to vest on May 1, 2012, and

•                  a performance-based restricted stock award of up to 50,000 shares with a grant date of May 1, 2009, which is scheduled to vest on February 26, 2011, to be earned based on achieving fiscal 2010 enterprise operating income of at least $1.9 billion, equivalent to 1.6% growth in operating income over fiscal 2009, with increasing amounts up to a maximum award of 50,000 shares to be earned upon achievement of fiscal 2010 enterprise operating income of $2.1 billion or more, equivalent to 12.3% growth in operating income over fiscal 2009.

The Awards are contingent upon Mr. Willett’s continued employment with the registrant through the respective vesting dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: May 7, 2009	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer